Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Completes $52.5 Million, 4.88 Percent, Secured Debt Financing
     Bethesda, MD, December 10, 2010 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has successfully executed a new $52.5 million secured loan with Goldman Sachs Commercial Mortgage Capital, L.P. at a fixed annualized interest rate of 4.88 percent. The loan has a term of five years and is collateralized by the 422-room InterContinental Buckhead Hotel in Buckhead, Georgia. Proceeds from the loan will be used to fund future acquisitions and for general business purposes.
     With the completion of this financing, the Company has $143.6 million of debt outstanding at a weighted average annual interest rate of 3.78%. The Company has no outstanding balance on its $150.0 million senior secured credit facility.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns eight hotels, with a total of 2,300 guest rooms.
Click here to visit the Pebblebrook Hotel Trust website: www.pebblebrookhotels.com
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Prospectus on Form 424(b)(1) filed on July 23, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.
     All information in this release is as of December 10, 2010. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.
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Additional Contacts:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
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www.pebblebrookhotels.com